Citizens, Inc. Reports Second Quarter 2023 Financial Results

AUSTIN, TX – August 4, 2023 – Citizens, Inc. (NYSE: CIA), a leading diversified financial services company specializing in life, living benefits, and final expense insurance, today reported financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Financial Highlights
•Net income increased to $6.1 million in Q2 2023, from $2.5 million in Q2 2022. Earnings per share increased to $0.12 in Q2 2023, from $0.05 in the year-ago quarter.
•Total revenues increased to $58.5 million in Q2 2023, from $53.7 million in the year-ago quarter.
•First year premiums increased 3% in Q2 2023, the third consecutive quarter of year-over-year growth in first year premiums, driven by new products and focused marketing campaigns.
•Cash, cash equivalents, and short-term investments of $21.2 million and no debt at June 30, 2023.
•Book value per Class A share of $2.96 increased 20% over the year-ago quarter. Book value per Class A share excluding accumulated other comprehensive income (loss) (AOCI) of $5.55 increased 12% over the year-ago quarter.

Recent Business Highlights
•Added additional white-label partnership to deliver unique products through established fast-growing distribution channels.
•Insurance issued increased 22% in the first six months of 2023 compared to the same period in 2022.
•AM Best initiated financial strength and credit ratings on Citizens, Inc.’s subsidiary, CICA Life Insurance Company of America. AM Best’s ratings recognize CICA’s strength of balance sheet and outlook.

Management Commentary
“We continue to make significant progress on our strategic roadmap and innovation efforts designed to drive increased book value per share and enhanced operating results. Improved performance in the second quarter demonstrates our unique ability to expand our reach and portfolio through a dedicated focus on customer needs in important underserved markets,” said Company Vice Chairman and CEO, Gerald W. Shields. “First year premiums have increased year-over-year for three consecutive quarters, reflecting significant success in building our distribution capabilities and profitable product development expertise. Our rapid introduction of new products continues to generate strong demand, a major contributor to the persistent expansion of our customer base. Looking ahead, our strategic progress, financial strength, and our competitive advantages in growing niche markets fuel the next chapters of our sustainable, long-term growth and profitability.”

Second Quarter 2023 Performance and Highlights

Net income for the second quarter of 2023 totaled $6.1 million, or $0.12 per fully diluted Class A share, increased from net income of $2.5 million, or $0.05 per fully diluted Class A share, in the prior year quarter. Adjusted operating income before taxes totaled $6.4 million for the second quarter of 2023, compared to $8.5 million in the same period in 2022, primarily due to higher operating costs related to strategic growth initiatives, moving the international business from Bermuda to Puerto Rico and higher total insurance benefits paid or provided, partially offset by higher net investment income.

Total revenues increased 9% to $58.5 million in the second quarter of 2023, compared to the same year-ago period. The increase was driven by the improved fair value of limited partnership investments, higher first year premium sales and net investment income, partially offset by lower renewal year premium revenues.

First year premiums increased 3% to $4.3 million in the second quarter of 2023 compared to the same year-ago period, with growth in both the Life Insurance and Home Service Insurance segments. Despite higher first year premium revenues, life insurance premium revenues decreased 4% in the second quarter of 2023 to $39.3 million, compared to the same period in 2022, due to lower renewal premiums.

Renewal premiums were $35.4 million in the second quarter of 2023, compared to $38.0 million in the same year-ago period. The decrease was due in part to the residual impact of higher surrenders experienced in prior years, increased matured endowments as expected based on contractual maturity dates, and the Company’s strategic exit from the property insurance business on June 30, 2023.

Total benefits and expenses increased by $2.7 million to $52.5 million in the second quarter of 2023, from $49.8 million in the same year-ago period. The increase was due to higher surrenders on policies nearing maturity that no longer carry surrender fees an increase in the number of contractual matured endowments, as well as higher operating costs related to strategic growth initiatives, costs related to moving the international business from Bermuda to Puerto Rico and higher employee benefit costs.

Investments
Net investment income for the second quarter of 2023 increased $1.3 million to $17.2 million, or 8%, compared to the prior year period. The increase in net investment income was driven by higher income from fixed maturity securities resulting from rising interest rates and growth in the Company’s limited partnership asset base. The average pre-tax yield on the investment portfolio was 4.5%, an increase of 27 basis points compared to the second quarter of 2022.

Investment related gains of $0.7 million for the second quarter of 2023 compared to a $5.0 million loss in the second quarter of 2022. The improvement was primarily due to changes in fair market value in the Company’s limited partnership portfolio.

The carrying value of the Company’s fixed maturity securities investment portfolio at June 30, 2023 was $1.2 billion, a 2% decrease compared to the same year ago period. The decrease reflects the impact of interest rate sensitivity on the fair value of the Company’s fixed maturity securities.

Return Capital to Shareholders
The Board of Directors authorized a share repurchase program in May 2022 under which the Company may repurchase up to $8 million of its outstanding shares of Class A common stock. $4.6 million of available repurchases remain on the current authorization.

About Citizens, Inc.
Citizens, Inc. (NYSE: CIA) is a diversified financial services company providing life, living benefits and final expense insurance and other financial products to individuals and small businesses in the U.S., Latin America, and Asia. Through its customer-centric growth strategy, Citizens offers innovative products to address the evolving needs of its customers in their native languages of Spanish, Portuguese, and Mandarin. The Company operates two primary segments: Life Insurance, where the Company is a market leader in US Dollar denominated life insurance and accident and health insurance in growing niche markets in the United States, Latin America, and Asia and Home Services, which operates primarily in the U.S. Gulf coast region. For more information about Citizens, please visit the website at www.citizensinc.com and LinkedIn.

Adoption of New Accounting Standard
Effective January 1, 2023, the Company adopted Accounting Standard Update ("ASU") No. 2018-12, which amended the accounting and disclosure requirements related to targeted improvements to the accounting for long-duration contracts, or LDTI. All prior periods presented have been recast in accordance with the new standard.

Explanatory Notes on Use of Non-GAAP Measures

Adjusted Operating Income
Adjusted Operating Income is a non-GAAP measure that is computed as pre-tax GAAP operating income with discrete adjustments that exclude net investment related gains (losses), income and loss from ceased businesses and unusual items. Management believes that this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors and are not indicative of operating trends. Management believes that the pre-tax metric is a more useful comparison than the post-tax metric, as the Company’s effective tax rate can fluctuate significantly from quarter-to-quarter.

Adjusted Book Value Per Class A Common Share
Adjusted book value per Class A common share is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period. Management believes this metric is meaningful, as it allows investors to evaluate underlying book value growth by excluding the impact of interest rate volatility.

Selected Consolidated Financial Data

As of and for the periods ended	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2023	2022	2023	2022
Balance sheet data
Total assets	$1,623,994	1,634,209	1,623,994	1,634,209
Total liabilities	1,477,148	1,510,885	1,477,148	1,510,885
Total stockholders' equity	146,846	123,324	146,846	123,324
Life insurance in force, net	4,347,683	4,218,214	4,347,683	4,218,214

Operating items
Insurance premiums	$39,726	42,224	77,975	81,588
Net investment income	17,241	15,892	34,315	31,379
Investment related gains (losses), net	703	(5,016)	415	(5,598)
Total revenues	58,527	53,734	114,441	109,091

Claims and surrenders	32,776	27,097	63,075	55,531
Other general expenses	12,268	10,400	23,528	21,430
Total benefits and expenses	52,483	49,768	101,682	97,947

Income (loss) before federal income tax	6,044	3,966	12,759	11,144
Federal income tax expense (benefit)	(82)	1,474	1,761	2,203
Net income (loss)	6,126	2,492	10,998	8,941

Per share data
Book value per share	$2.96	2.46	2.96	2.46
Diluted income (loss) per Class A share	0.12	0.05	0.22	0.18

Definition of Reported Segments
The Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. The insurance operations are the Company's primary focus and are the lead income generators of the business.

Life Insurance – The Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents located principally in Latin America and the Pacific Rim. These products are sold through independent marketing consultants.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance policies marketed to middle- and lower-income households, and whole life products with higher allowable face values in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

As of and for the periods ended	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2023	2022	2023	2022
LIFE SEGMENT
Balance sheet data
Total assets	$1,227,459	1,222,509	1,227,459	1,222,509

Operating items
Insurance premiums	$28,773	29,834	54,980	56,765
Net investment income	13,498	12,347	26,809	24,318
Investment related gains (losses), net	738	(3,984)	301	(4,277)
Total revenues	43,865	38,830	83,825	78,527

Claims and surrenders	26,968	21,568	51,407	43,026
Total benefits and expenses	36,392	35,494	69,980	69,327

Income (loss) before federal income tax	7,473	3,336	13,845	9,200

HOME SERVICE SEGMENT
Balance sheet data
Total assets	$347,417	357,542	347,417	357,542

Operating items
Insurance premiums	$10,953	12,390	22,995	24,823
Net investment income	3,450	3,283	6,920	6,527
Investment related gains (losses), net	(12)	(925)	87	(1,167)
Total revenues	14,392	14,749	30,003	30,184

Claims and surrenders	5,808	5,529	11,668	12,505
Total benefits and expenses	13,768	12,747	28,046	26,104

Income (loss) before federal income tax	624	2,002	1,957	4,080

GAAP to Non-GAAP Reconciliation

Reconciliation of Adjusted Income (Loss) Before Federal Income Tax

For the periods ended	Three Months Ended June 30,		Six Months Ended June 30,
Unaudited (In thousands)	2023	2022	2023	2022
Income (loss) before federal income tax	$6,044	3,966	12,759	11,144
Less:
Investment related gains (losses)	703	(5,016)	415	(5,598)
Property insurance business income (loss)	(1,059)	458	(1,004)	932
Adjusted income (loss) before federal income tax	$6,400	8,524	13,348	15,810

Reconciliation of Stockholders' Equity and Book Value per Class A Common Share

	As of June 30,
Unaudited (In thousands, except per share data)	2023	2022
Stockholders' equity, end of period	$146,846	123,324
Less: Accumulated other comprehensive income (loss) (AOCI)	(128,363)	(125,552)
Stockholders' equity, end of period, excluding AOCI	$275,209	248,876

Book value per Class A common share - diluted	$2.96	2.46
Less: Per share impact of AOCI	(2.59)	(2.50)
Book value per Class A common share - diluted, excluding AOCI	$5.55	4.96

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," “believe,” “project,” "intends," "continue" or comparable words. Such forward-looking statements may relate to the Company’s expectations regarding the impact of the COVID-19 pandemic, business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Contact Information

Investors
Darrow Associates Investor Relations
Jeff Christensen and Matt Kreps
Email: CIA@darrowir.com (Jeff and Matt)
Phone: 703-297-6917 (Jeff) and 214-597-8200 (Matt)